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                    SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549


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                                FORM 11-K


                              ANNUAL REPORT


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                     Pursuant to Section 15(d) of the
              Securities Exchange Act of 1934 [Fee Required]


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For the Fiscal Year Ended December 31, 1993  Commission file number 1-9076


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                         Full Title of the Plan:

               PROFIT-SHARING PLAN OF AMERICAN BRANDS, INC.


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        Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:



                          AMERICAN BRANDS, INC.

                         1700 East Putnam Avenue
                    Old Greenwich, Connecticut  06870


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
               PROFIT-SHARING PLAN OF AMERICAN BRANDS, INC.

       INDEX TO FINANCIAL STATEMENTS, SCHEDULE AND EXHIBIT FILED AS

                      REQUIRED BY ITEM 4 OF FORM 11-K


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                                                          Page(s)

Report of Independent Accountants                               2

Financial Statements:

     Statement of Net Assets Available for Plan
          Benefits as of December 31, 1993 and 1992           3-4

     Statement of Changes in Net Assets
          Available for Plan Benefits for the years ended
          December 31, 1993 and 1992                          5-6

     Notes to Financial Statements                           7-15


Financial Statement Schedule:

     Item 27a - Schedule of Assets Held for
     Investment Purposes as of December 31, 1993            16-17



Exhibit 23 - Consent of Independent Accountants


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                                 SIGNATURE


     The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporate Employee Benefits Committee under the Profit-Sharing Plan of American Brands, Inc. has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.



                              PROFIT-SHARING PLAN OF AMERICAN BRANDS, INC.


                                        S. C. Mendenhall
                              By ------------------------------------------
                                       S. C. Mendenhall, Chairman
                                Corporate Employee Benefits Committee of
                                          American Brands, Inc.




Date:  May 13, 1994